UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

7 Days Group Holdings Limited

(Name of issuer)

Ordinary Shares*

(Title of class of securities)

81783J 101**

(CUSIP number)

December 31, 2009

(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

*	Not for trading, but only in connection with the registration of American Depositary Shares each representing 3 ordinary shares.

**	This CUSIP applies to the American Depositary Shares.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G	Page 2 of 18 Pages

CUSIP No. 81783J 101
1	Names of reporting persons/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Actis LLP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization England
Number of shares beneficially owned by each reporting person with	5	Sole voting power 17,454,557[1]
	6	Shared voting power 0
	7	Sole dispositive power 17,454,557[2]
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 17,454,557
10	Check if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row (9) 11.7%[3]
12	Type of reporting person PN

[1]

The record owner of these shares is Happy Travel Limited, which is owned by (i) Actis Emerging Markets 3 LP, Actis Emerging Markets 3 “A” LP, Actis Emerging Markets 3 “C” LP, Actis China 3 S LP, Actis China 3 “A” LP, Actis China 3 LP and Actis China Fund 2, L.P., all of which are managed by Actis LLP, and (ii) Actis Executive Co-Investment Plan, L.P. and Actis Fund 3 Co-Investment Pool, L.P., all of which are managed by Actis Co-Investment Plan Limited, which is indirectly owned by Actis LLP.

[2]	See footnote 1 above.
[3]	Based on 149,067,932 outstanding ordinary shares as of December 31, 2009.

SCHEDULE 13G	Page 3 of 18 Pages

CUSIP No. 81783J 101
1	Names of reporting persons/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Actis Co-Investment Plan Limited
2	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Guernsey
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 17,454,557[4]
	7	Sole dispositive power 0
	8	Shared dispositive power 17,454,557[5]
9	Aggregate amount beneficially owned by each reporting person 17,454,557
10	Check if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row (9) 11.7%[6]
12	Type of reporting person CO

[4]	See footnote 1 above.
[5]	See footnote 1 above.
[6]	Based on 149,067,932 outstanding ordinary shares as of December 31, 2009.

SCHEDULE 13G	Page 4 of 18 Pages

CUSIP No. 81783J 101
1	Names of reporting persons/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Actis Emerging Markets 3 LP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization England
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 17,454,557[7]
	7	Sole dispositive power 0
	8	Shared dispositive power 17,454,557[8]
9	Aggregate amount beneficially owned by each reporting person 17,454,557
10	Check if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row (9) 11.7%[9]
12	Type of reporting person PN

[7]	See footnote 1 above.
[8]	See footnote 1 above.
[9]	Based on 149,067,932 outstanding ordinary shares as of December 31, 2009.

SCHEDULE 13G	Page 5 of 18 Pages

CUSIP No. 81783J 101
1	Names of reporting persons/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Actis Emerging Markets 3 “A” LP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization England
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 17,454,557[10]
	7	Sole dispositive power 0
	8	Shared dispositive power 17,454,557[11]
9	Aggregate amount beneficially owned by each reporting person 17,454,557
10	Check if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row (9) 11.7%[12]
12	Type of reporting person PN

[10]	See footnote 1 above.
[11]	See footnote 1 above.
[12]	Based on 149,067,932 outstanding ordinary shares as of December 31, 2009.

SCHEDULE 13G	Page 6 of 18 Pages

CUSIP No. 81783J 101
1	Names of reporting persons/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Actis Emerging Markets 3 “C” LP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization England
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 17,454,557[13]
	7	Sole dispositive power 0
	8	Shared dispositive power 17,454,557[14]
9	Aggregate amount beneficially owned by each reporting person 17,454,557
10	Check if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row (9) 11.7%[15]
12	Type of reporting person PN

[13]	See footnote 1 above.
[14]	See footnote 1 above.
[15]	Based on 149,067,932 outstanding ordinary shares as of December 31, 2009.

SCHEDULE 13G	Page 7 of 18 Pages

CUSIP No. 81783J 101
1	Names of reporting persons/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Actis China 3 S LP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization England
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 17,454,557[16]
	7	Sole dispositive power 0
	8	Shared dispositive power 17,454,557[17]
9	Aggregate amount beneficially owned by each reporting person 17,454,557
10	Check if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row (9) 11.7%[18]
12	Type of reporting person PN

[16]	See footnote 1 above.
[17]	See footnote 1 above.
[18]	Based on 149,067,932 outstanding ordinary shares as of December 31, 2009.

SCHEDULE 13G	Page 8 of 18 Pages

CUSIP No. 81783J 101
1	Names of reporting persons/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Actis China 3 “A” LP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization England
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 17,454,557[19]
	7	Sole dispositive power 0
	8	Shared dispositive power 17,454,557[20]
9	Aggregate amount beneficially owned by each reporting person 17,454,557
10	Check if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row (9) 11.7%[21]
12	Type of reporting person PN

[19]	See footnote 1 above.
[20]	See footnote 1 above.
[21]	Based on 149,067,932 outstanding ordinary shares as of December 31, 2009.

SCHEDULE 13G	Page 9 of 18 Pages

CUSIP No. 81783J 101
1	Names of reporting persons/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Actis China 3 LP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization England
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 17,454,557[22]
	7	Sole dispositive power 0
	8	Shared dispositive power 17,454,557[23]
9	Aggregate amount beneficially owned by each reporting person 17,454,557
10	Check if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row (9) 11.7%[24]
12	Type of reporting person PN

[22]	See footnote 1 above.
[23]	See footnote 1 above.
[24]	Based on 149,067,932 outstanding ordinary shares as of December 31, 2009.

SCHEDULE 13G	Page 10 of 18 Pages

CUSIP No. 81783J 101
1	Names of reporting persons/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Actis China Fund 2, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization England
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 17,454,557[25]
	7	Sole dispositive power 0
	8	Shared dispositive power 17,454,557[26]
9	Aggregate amount beneficially owned by each reporting person 17,454,557
10	Check if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row (9) 11.7%[27]
12	Type of reporting person PN

[25]	See footnote 1 above.
[26]	See footnote 1 above.
[27]	Based on 149,067,932 outstanding ordinary shares as of December 31, 2009.

SCHEDULE 13G	Page 11 of 18 Pages

CUSIP No. 81783J 101
1	Names of reporting persons/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Actis Executive Co-Investment Plan, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Guernsey
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 17,454,557[28]
	7	Sole dispositive power 0
	8	Shared dispositive power 17,454,557[29]
9	Aggregate amount beneficially owned by each reporting person 17,454,557
10	Check if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row (9) 11.7%[30]
12	Type of reporting person PN

[28]	See footnote 1 above.
[29]	See footnote 1 above.
[30]	Based on 149,067,932 outstanding ordinary shares as of December 31, 2009.

SCHEDULE 13G	Page 12 of 18 Pages

CUSIP No. 81783J 101
1	Names of reporting persons/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Actis Fund 3 Co-Investment Pool, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Guernsey
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 17,454,557[31]
	7	Sole dispositive power 0
	8	Shared dispositive power 17,454,557[32]
9	Aggregate amount beneficially owned by each reporting person 17,454,557
10	Check if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row (9) 11.7%[33]
12	Type of reporting person PN

[31]	See footnote 1 above.
[32]	See footnote 1 above.
[33]	Based on 149,067,932 outstanding ordinary shares as of December 31, 2009.

SCHEDULE 13G	Page 13 of 18 Pages

CUSIP No. 81783J 101
1	Names of reporting persons/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Happy Travel Limited
2	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Mauritius
Number of shares beneficially owned by each reporting person with	5	Sole voting power 17,454,557
	6	Shared voting power 0
	7	Sole dispositive power 17,454,557
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 17,454,557
10	Check if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row (9) 11.7%[34]
12	Type of reporting person CO

[34]	Based on 149,067,932 outstanding ordinary shares as of December 31, 2009.

CUSIP No. 81783J 101	SCHEDULE 13G	Page 14 of 18 Pages

Item 1	(a)	Name of Issuer:

7 Days Group Holdings Limited (“Issuer”)

Item 1	(b)	Address of Issuer’s Principal Executive Offices:

10F, 705 GuangzhouDaDaoNan Road, Guangzhou, Guangdong 510290, People’s Republic of China

Item 2	(a)	Name of Person Filing:

Actis LLP

Actis Co-Investment Plan Limited

Actis Emerging Markets 3 LP

Actis Emerging Markets 3 “A” LP

Actis Emerging Markets 3 “C” LP

Actis China 3 S LP

Actis China 3 “A” LP

Actis China 3 LP

Actis China Fund 2, L.P.

Actis Executive Co-Investment Plan, L.P.

Actis Fund 3 Co-Investment Pool, L.P.

Happy Travel Limited

Item 2	(b)	Address of Principal Business Office or, If None, Residence; Citizenship

Actis LLP, Actis Emerging Markets 3 LP, Actis Emerging Markets 3 “A” LP, Actis Emerging Markets 3 “C” LP, Actis China 3 S LP, Actis China 3 “A” LP, Actis China 3 LP and Actis China Fund 2, L.P.: 2 More London Riverside, London UK SE1 2JT

Actis Co-Investment Plan Limited, Actis Executive Co-Investment Plan, L.P. and Actis Fund 3 Co-Investment Pool, L.P.: 13-15 Victoria Road, St Peter Port, Guernsey, Channel Islands, GY1 3ZD

Happy Travel Limited: Les Cascades, Edith Cavell Street, Port Louis, Mauritius

Item 2	(c)	Citizenship

Actis LLP - England

Actis Co-Investment Plan Limited - Guernsey

Actis Emerging Markets 3 LP - England

Actis Emerging Markets 3 “A” LP - England

Actis Emerging Markets 3 “C” LP - England

Actis China 3 S LP - England

Actis China 3 “A” LP - England

Actis China 3 LP - England

Actis China Fund 2, L.P. - England

Actis Executive Co-Investment Plan, L.P. - Guernsey

Actis Fund 3 Co-Investment Pool, L.P. - Guernsey

Happy Travel Limited - Mauritius

Item 2	(d)	Title of Class of Securities:

Ordinary shares, par value US$0.125

Item 2	(e)	CUSIP Number:

81783J 101 This CUSIP applies to the American Depositary Shares each representing 3 ordinary shares.

Item 3.		Statement Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c):

Not applicable.

CUSIP No. 81783J 101	SCHEDULE 13G	Page 15 of 18 Pages

Item 4.	Ownership

	(a)	Amount Beneficially Owned:

Reporting Person	Amount beneficially owned:	Percent of class:	Sole power to vote or direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
Actis LLP	17,454,557 ordinary shares	11.7%	17,454,557 ordinary shares	0	17,454,557 ordinary shares	0
Actis Co-Investment Plan Limited	17,454,557 ordinary shares	11.7%	0	17,454,557 ordinary shares	0	17,454,557 ordinary shares
Actis Emerging Markets 3 LP	17,454,557 ordinary shares	11.7%	0	17,454,557 ordinary shares	0	17,454,557 ordinary shares
Actis Emerging Markets 3 “A” LP	17,454,557 ordinary shares	11.7%	0	17,454,557 ordinary shares	0	17,454,557 ordinary shares
Actis Emerging Markets 3 “C” LP	17,454,557 ordinary shares	11.7%	0	17,454,557 ordinary shares	0	17,454,557 ordinary shares
Actis China 3 S LP	17,454,557 ordinary shares	11.7%	0	17,454,557 ordinary shares	0	17,454,557 ordinary shares
Actis China 3 “A” LP	17,454,557 ordinary shares	11.7%	0	17,454,557 ordinary shares	0	17,454,557 ordinary shares
Actis China 3 LP	17,454,557 ordinary shares	11.7%	0	17,454,557 ordinary shares	0	17,454,557 ordinary shares
Actis China Fund 2, L.P.	17,454,557 ordinary shares	11.7%	0	17,454,557 ordinary shares	0	17,454,557 ordinary shares
Actis Executive Co-Investment Plan, L.P.	17,454,557 ordinary shares	11.7%	0	17,454,557 ordinary shares	0	17,454,557 ordinary shares
Actis Fund 3 Co-Investment Pool, L.P.	17,454,557 ordinary shares	11.7%	0	17,454,557 ordinary shares	0	17,454,557 ordinary shares
Happy Travel Limited	17,454,557 ordinary shares	11.7%	17,454,557 ordinary shares	0	17,454,557 ordinary shares	0

The percentages of ownership set forth above are based on 149,067,932 outstanding ordinary shares as of December 31, 2009.

The record owner of these shares is Happy Travel Limited, which is owned by (i) Actis Emerging Markets 3 LP, Actis Emerging Markets 3 “A” LP, Actis Emerging Markets 3 “C” LP, Actis China 3 S LP, Actis China 3 “A” LP, Actis China 3 LP and Actis China Fund 2, L.P., all of which are managed by Actis LLP, and (ii) Actis Executive Co-Investment Plan, L.P. and Actis Fund 3 Co-Investment Pool, L.P., all of which are managed by Actis Co-Investment Plan Limited, which is indirectly owned by Actis LLP. Due to the relationships among them, the Reporting Persons may constitute a “group” for the purposes of Section 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended. The Reporting Persons disclaim membership in such a group.

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certifications

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. In addition, by signing below, the undersigned agrees that this Schedule 13G may be filed jointly on behalf of each of the Reporting Persons.

Dated: February 9, 2010

ACTIS LLP

By:	/S/ PAUL OWERS
Name:	Paul Owers
Title:	Partner

ACTIS CO-INVESTMENT PLAN LIMITED

By:	/S/ SHARON ALVAREZ
Name:	Sharon Alvarez
Title:	Director

ACTIS EMERGING MARKETS 3 LP

By:	Actis LLP, its Manager

By:	/S/ PAUL OWERS
Name:	Paul Owers
Title:	Partner

ACTIS EMERGING MARKETS 3 “A” LP

By:	Actis LLP, its Manager

By:	/S/ PAUL OWERS
Name:	Paul Owers
Title:	Partner

ACTIS EMERGING MARKETS 3 “C” LP

By:	Actis LLP, its Manager

By:	/S/ PAUL OWERS
Name:	Paul Owers
Title:	Partner

ACTIS CHINA 3 S LP

By:	Actis LLP, its Manager

By:	/S/ PAUL OWERS
Name:	Paul Owers
Title:	Partner

ACTIS CHINA 3 “A” LP

By:	Actis LLP, its Manager

By:	/S/ PAUL OWERS
Name:	Paul Owers
Title:	Partner

ACTIS CHINA 3 LP

By:	Actis LLP, its Manager

By:	/S/ PAUL OWERS
Name:	Paul Owers
Title:	Partner

ACTIS CHINA FUND 2, L.P.

By:	Actis LLP, its Manager

By:	/S/ PAUL OWERS
Name:	Paul Owers
Title:	Partner

ACTIS EXECUTIVE CO-INVESTMENT PLAN, L.P.

By:	Actis Co-Investment Plan Limited, its Manager

By:	/S/ SHARON ALVAREZ
Name:	Sharon Alvarez
Title:	Director

ACTIS FUND 3 CO-INVESTMENT POOL, L.P.

By:	Actis Co-Investment Plan Limited, its Manager

By:	/S/ SHARON ALVAREZ
Name:	Sharon Alvarez
Title:	Director

HAPPY TRAVEL LIMITED

By:	/S/ GAETAN BOUIC
Name:	Gaetan Bouic
Title:	Director

LIST OF EXHIBITS

Exhibit No.	Description

A	Joint Filing Agreement